Exhibit 99.1
For immediate release
For more information contact:
Media – Bruce Amundson (253) 924-3047
Analysts – Kathryn McAuley (253) 924-2058
Weyerhaeuser Announces New Roles for Gideon, Hooper;
Richard Hanson, Ed Rogel Announce Retirements
FEDERAL WAY, Wash. (June 25, 2008) – Weyerhaeuser Company (NYSE: WY) today announced the promotions of Thomas F. Gideon to executive vice president – Forest Products and John A. Hooper to senior vice president – Human Resources.
Gideon, 56, assumes his new role on July 1 after Richard E. Hanson, 64, retires on June 30. Hanson has served as executive vice president and chief operating officer since 2003. In his new role, Gideon will oversee the company’s timberlands, wood products, and cellulose fibers businesses in addition to the research and development, information technology, procurement, and logistics functions.
Hooper, 53, succeeds Edward P. Rogel, 62, effective July 7. Rogel retires on June 30 after heading up the human resources department since 2003.
Gideon and Hooper will report directly to Daniel S. Fulton, president and chief executive officer.
“Tom and John are strong leaders with the background and vision necessary to help us shape the future direction of Weyerhaeuser,” Fulton said. “Tom inherits a proven team of leaders with whom he will work to continue to improve the performance of our businesses. At a time when we are identifying, developing and retaining the talent necessary to compete in our changing markets, John’s leadership, energy and focus will be critical to our long-term success.”
Fulton thanked Hanson and Rogel for their contributions to Weyerhaeuser since both joined the company in 1969.
“Throughout their careers, Rich and Ed have continually worked to create a stronger company and we are indebted to them for their commitment and dedication,” Fulton said. “Through my close working relationship with them on the senior management team, I have valued their counsel, insight and leadership.”
About Thomas F. Gideon
Gideon has been senior vice president, Containerboard, Packaging and Recycling since March 2007. He was senior vice president, Timberlands, from 2005 to 2007. He was vice president, Western Timberlands, from 2003 to 2005 and director of Sales and Marketing for Western Timberlands from 1998 to 2003. He joined Weyerhaeuser in 1978 and held numerous human resources and sales management positions in Wood Products before moving into Western Timberlands in 1996.
About John A. Hooper
Hooper has served as vice president, Human Resources operations since 2006 after joining Weyerhaeuser in 2001 to assist in the integration of Willamette Industries. He also led the several of the company’s strategic workforce initiatives. Prior to being employed by Weyerhaeuser, Hooper founded and operated two consulting firms specializing in culture change, best practices, human resources strategy and change management; one of which he sold to Watson Wyatt, a global leader in human resources consulting. He also held HR leader roles with Tektronix from 1980 to 1986 and Eaton Corp. from 1976 to 1979.
About Richard E. Hanson
Hanson has been executive vice president and chief operating officer since 2003. He was executive vice president, Timberlands, from 2002 to 2003 and was senior vice president,

Timberlands, from 1999 to 2002. He was vice president, Western Timberlands from 1996 to 1998. He joined Weyerhaeuser in 1969 and has held numerous management positions in the Timberlands, Wood Products and Paper businesses.
About Edward P. Rogel
Rogel has been senior vice president, Human Resources since 2003. He was vice president, Human Resources Operations from 2000 to 2003. He joined Weyerhaeuser in 1969 and has held numerous positions in the Timberlands, Wood Products and Pulp businesses in addition to holding corporate-wide responsibilities.
About Weyerhaeuser
Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2007, sales were $16.3 billion. It has offices or operations in 13 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.